Exhibit 10.44

SUMMARY OF 2008 EXECUTIVE OFFICER CASH BONUS PLAN

Overview and Purpose

This plan (the “2008 Bonus Plan”) was adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kosan Biosciences Incorporated (the “Company”) on December 4, 2007 and was amended on January 25, 2008. The 2008 Bonus Plan is designed to offer incentive compensation to the Chief Executive Officer and Senior Vice Presidents of the Company by rewarding the achievement of specifically measured corporate objectives.

Administration

The 2008 Bonus Plan will be administered by the Compensation Committee. The Compensation Committee will be responsible for approving, or recommending to the Board of Directors for approval, any cash incentive awards to executive officers of the Company, including any incentive awards to the Chief Executive Officer.

Eligibility

The Chief Executive Officer and Senior Vice Presidents of the Company are eligible to participate in the 2008 Bonus Plan.

Corporate and Individual Performance

The 2008 Bonus Plan provides for the payment of cash bonuses to participants for the achievement of corporate objectives relating to certain clinical, partnering and other goals determined by the Compensation Committee. The actual bonuses payable for 2008 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the corporate objectives approved by the Compensation Committee, as determined by the Compensation Committee in its discretion, and on the level of the Company’s then current or anticipated cash reserves. The Company’s Board of Directors or the Compensation Committee reserves the right to modify the corporate objectives at any time based on business changes during the year.

Target Cash Bonus Amount

The 2008 Bonus Plan provides a target cash bonus amount for the Chief Executive Officer and each Senior Vice President of the Company, expressed as a percentage of 2008 annual base salary for each participant.